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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                 SCHEDULE 13G
                                (Rule 13d-102)


            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                          PURSUANT TO RULE 13d-2(b).


                            Rainmaker Systems, Inc.
            -------------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
            -------------------------------------------------------
                        (Title of Class of Securities)

                                  750875 10 6
            -------------------------------------------------------
                                (CUSIP Number)


                               December 31, 1999
            -------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

    [_]  Rule 13d-1(b)

    [X]  Rule 13d-1(c)

    [_]  Rule 13d-1(d)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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-------------------------                                 ---------------------
  CUSIP NO. 750875 10 6                                     Page 2 of 5 Pages
-------------------------                                 ---------------------


1     NAME OF REPORTING PERSONS
      ABS Capital Partners III, L.P.
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      06-1529414

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2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [_]
                                                                   (b) [_]

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3     SEC USE ONLY

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4     CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware, USA

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                         5   SOLE VOTING POWER
        NUMBER OF            8,507,248

         SHARES         -------------------------------------------------------
                         6   SHARED VOTING POWER
      BENEFICIALLY           N/A

        OWNED BY        -------------------------------------------------------
                         7   SOLE DISPOSITIVE POWER
          EACH               8,507,248

        REPORTING       -------------------------------------------------------
                         8   SHARED DISPOSITIVE POWER
         PERSON              N/A

          WITH          -------------------------------------------------------

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9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      8,507,248

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10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       [_]
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11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      21.9%

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12    TYPE OF REPORTING PERSON*
      PN (Limited Partnership)

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                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.
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                                                             Page 3 of 5 Pages

Item 1.

     (a) Rainmaker Systems, Inc.
     (b) 1800 Green Hills Road
         Scotts Valley, CA 95066

Item 2.

     (a) ABS Capital Partners III, L.P.
     (b) 1 South Street, 25th Floor
         Baltimore, MD 21202

     (c) USA
     (d) Common Stock
     (e) 750875 10 6

Item 3. If this statement is filed pursuant to (S)(S) 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

     (a) [_] Broker or dealer registered under section 15 of the Act (15 U.S.C.
             78o);

     (b) [_] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

     (c) [_] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

     (d) [_] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

     (e) [_] An investment adviser in accordance with
             (S) 240.13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with
             (S) 240.13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with
             (S) 240.13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

     (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j) [_] Group, in accordance with (S) 240.13d-1(b)(1)(ii)(J).
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                                                             Page 4 of 5 Pages

Item 4.  Ownership

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a) Amount beneficially owned:  8,507,248.
     (b) Percent of class:  21.9%.
     (c) Number of shares as to which the person has:
         (i)   Sole power to vote or to direct the vote - 8,507,248;

         (ii)  Shared power to vote or to direct the vote - none;

         (iii) Sole power to dispose or to direct the disposition of -
               8,507,248;

         (iv)  Shared power to dispose or to direct the disposition of - none.

Item 5.  Ownership of Five Percent or Less of a Class

     Not applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

     Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

     Not applicable

Item 8.  Identification and Classification of Members of the Group

     Not applicable

Item 9.  Notice of Dissolution of Group

     Not applicable

Item 10. Certification

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
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                                                             Page 5 of 5 Pages

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                ------------------------------
                                                Date 02/09/00

                                                /s/ Donald B. Hebb, Jr.
                                                ------------------------------
                                                Signature
                                                Managing Member
                                                ------------------------------
                                                Name/Title